UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 26, 2016 (August 22, 2016)

Date of Report (Date of earliest event reported)

CACHET FINANCIAL SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-53925	27-2205650
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18671 Lake Drive East Southwest Tech Center A Minneapolis, MN 55317	55317
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 698-6980

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On August 1, 2016, James L. Davis, a director of the Company, entered into a financial lease with KLC Financial, Inc. (“KLC”) to fund the purchase of certain licenses for the exclusive use and benefit of the Company. Pursuant to the financial lease, Mr. Davis is obligated to pay to KLC the sum of $238,950, together with all accrued interest thereon, in six monthly installments of $40,983 each, which includes interest and equates to an imputed interest rate of 13.875% per annum.

To ensure that Mr. Davis is kept whole from this arrangement, on August 22, 2016 the Company entered into an unsecured promissory note with Mr. Davis, pursuant to which the Company is obligated to pay to Mr. Davis (or at Mr. Davis’ instruction, to KLC directly) the sum of $238,950, together with all accrued interest thereon, in six monthly installments of $40,983 each, which includes interest and equates to an imputed interest rate of 13.875% per annum. Unless Mr. Davis directs the Company to do otherwise in writing, the Company is required under the terms of this note to make the payments required under the note directly to KLC in satisfaction of the Company’s obligations to Mr. Davis under the note and Mr. Davis’ obligations to KLC.

As consideration for Mr. Davis providing such support to the Company, on August 22, 2016 the Company also issued to Mr. Davis a warrant to purchase 24,000 shares of the Company’s common stock, subject to adjustments. The warrants issued to Mr. Davis have an exercise price of $6.75 per share, subject to adjustments, and are exercisable for a five year period. The warrants were issued to Mr. Davis in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information provided in Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Promissory Note, dated August 22, 2016, issued by the Company to James L. Davis

10.2	Warrant to Purchase Common Stock, dated August 22, 2016, issued by the Company to James L. Davis.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 26, 2016

CACHET FINANCIAL SOLUTIONS, INC.

By:	/s/ Bryan D. Meier
Bryan D. Meier
Chief Financial Officer

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